Exhibit 3.1

CERTIFICATE OF CONVERSION

FROM A CORPORATION

TO A LIMITED LIABILITY COMPANY

OF

CRANE CO.

Pursuant to Sections 18-204 and 18-214 of the

Delaware Limited Liability Company Act

and Section 266 of the

General Corporation Law of the State of Delaware

May 16, 2022

1. The name of the corporation immediately prior to the filing of this certificate of conversion (this “Certificate of Conversion”) to a limited liability company is Crane Co. The name under which the corporation was originally incorporated is “Crane Delaware Co.”

2. The corporation was originally incorporated on April 3, 1985 under the laws of the State of Delaware. The corporation filed a certificate of merger with the Delaware Secretary of State on May 14, 1985 which changed the name of the corporation to “Crane Co.” The corporation’s jurisdiction of incorporation immediately prior to the filing of this Certificate of Conversion is the State of Delaware.

3. The name of the limited liability company into which the corporation shall be converted, as set forth in its certificate of formation, is Crane LLC.

4. The conversion has been approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of Delaware.

5. This Certificate of Conversion shall be effective immediately upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the date first set forth above.

CRANE CO.

By:	/s/ Anthony M. D’Iorio
Name: Anthony M. D’Iorio
Title: Secretary

[Signature Page to Certificate of Conversion of Crane Co.]